EXHIBIT 10.2

TAX PROTECTION AGREEMENT
This TAX PROTECTION AGREEMENT (this “Agreement”) dated as of December 19, 2013 is entered into by and among (i) PARKWAY PROPERTIES, L.P., a Maryland limited partnership (the “Operating Partnership”), (ii) JAMES A. THOMAS, individually and as Trustee of the Lumbee Clan Trust (“Thomas”), and (iii) those persons and entities listed on the signature page hereto under the caption “THOMAS INVESTORS” (each, a “Thomas Investor” and collectively the “Thomas Investors”).
RECITALS
A.In 2004, James A. Thomas, individually and as Trustee of the Lumbee Clan Trust, the Thomas Investors, Thomas Properties Group, L.P., a Maryland limited partnership (“TPG LP”), and certain other persons entered into a Contribution Agreement dated October 13, 2004 (the “Contribution Agreement”) in which, among other things, TPG LP agreed to certain limitations on its ability to sell its direct or indirect interests in certain property and to use commercially reasonable efforts to make certain secured mortgage debt available to be guaranteed by the Thomas Investors, as set forth on Exhibit F to the Contribution Agreement (such Exhibit F, the “Original Tax Protection Agreement”).

B.Each of the “Parent Merger” and the “Partnership Merger” (each as defined in that Agreement and Plan of Merger dated as of September 4, 2013 by and between Parkway Properties, Inc., a Maryland corporation (“Parkway”), the Operating Partnership, Thomas Properties Group, Inc., a Maryland corporation (“TPGI”), TPG LP, and PKY Masters, LP, a Delaware limited partnership) have occurred (the “Merger Agreement”).

C.Parkway is a direct and indirect owner of the Operating Partnership and of TPG LP, and the Operating Partnership is the direct and indirect owner of TPG LP and of the Houston Property Owners (defined below). The Houston Property Owners own, as applicable, each of the Houston Properties (defined below).

D.As contemplated by that certain letter agreement dated September 4, 2013 addressed to Mr. James A. Thomas from Parkway and the Operating Partnership and acknowledged by Thomas, the Thomas Investors, and certain other persons (the “Thomas Letter Agreement”), the “BDN Transaction” (as defined in the Thomas Letter Agreement) and the requirements of such BDN Transaction set forth therein have been satisfied.

E.This Agreement is being entered into pursuant to Section 7 of the Thomas Letter Agreement in lieu of an amendment to the Original Tax Protection Agreement.

NOW, THEREFORE, the undersigned, in consideration of the premises, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby agree as follows:

1.	Definitions.

Terms defined in the Preamble and Recitals, or elsewhere in this Agreement, have the meanings given to them therein, and the following terms have the meanings set forth below.

“CityWest 1&2” means that certain project located at 2101 CityWest Boulevard in Houston, Texas commonly known as “CityWest Place 1&2.”
“CityWest 1&2 Owner” means TPG-2101 CityWest 1 & 2, L.P., a Delaware limited partnership.
“CityWest 3&4” means that certain project located at 2101 CityWest Boulevard in Houston, Texas commonly known as “CityWest Place 3&4.”
“CityWest 3&4 Owner” means TPG-2101 CityWest 3 & 4, L.P., a Delaware limited partnership.
“Guarantee Agreement” means an agreement between the Operating Partnership, or a Property Owner, the Thomas Investor and possibly a lender (or with a lender as a third party beneficiary), pursuant to which the Thomas Investor guarantees debt of the Operating Partnership or of such Property Owner, which guarantee may be on a “bottom dollar basis” provided it is on a pari passu basis with the other Thomas Investors, and which agreement shall be in the form of a guarantee or a contribution agreement.
“Guarantee Amount” means an amount specified by each Thomas Investor and which is set forth in the Guarantee Agreement for such Thomas Investor (not to exceed the amounts for each Thomas Investor set forth on Exhibit A), provided the aggregate Guarantee Amounts for the Thomas Investors shall not exceed Thirty-Nine Million Dollars ($39,000,000).
“Guaranteed Debt” means the debt which a Thomas Investor has guaranteed pursuant to a Guarantee Agreement.
“Guarantee Opportunity” has the meaning set forth in Section 3.1.
“Houston Properties” means CityWest 1&2, CityWest 3&4, and San Felipe Plaza.
“Houston Property Owner” means any of CityWest 1&2 Owner, CityWest 3&4 Owner, and San Felipe Plaza Owner.
“Property” means any of the Houston Properties and any other real property directly and/or indirectly owned by Parkway Properties, Inc. or the Operating Partnership.
“Property Owner” means the Houston Property Owners and any other owner of a Property which owner is owned directly and/or indirectly by Parkway Properties, Inc. or the Operating Partnership.
“Protected Period” means the period commencing on the date hereof and ending on October 13, 2016.

“Qualifying Debt” means indebtedness of the Operating Partnership or a Property Owner that is described in (i), (ii) or (iii) below:
(i) In the case of indebtedness secured by any real property of the Operating Partnership or a Property Owner and which is not recourse to all of the assets of the Operating Partnership or the Property Owner, the aggregate amount of all indebtedness secured by such property must not exceed seventy-five percent (75%) of the fair market value (as determined by the Operating Partnership in its reasonable judgment) of such property at the time that the Guarantee Opportunity is first effective. Nonrecourse debt of a subsidiary of the Operating Partnership shall be treated as debt of the Operating Partnership, provided that the Operating Partnership guarantees (or enters into a contribution agreement with respect to) such debt and will permit the Thomas Investor to indemnify the Operating Partnership from certain losses associated with such guarantee (or contribution agreement) on terms which are similar to those set forth in the Thomas Investor’s Guarantee Agreement and reasonably acceptable to the Operating Partnership and the Thomas Investor;
(ii) In the case of indebtedness that is recourse to all of the assets of the Operating Partnership or a Property Owner, the indebtedness is at all times the most senior indebtedness recourse to all the assets of the Operating Partnership or such Property Owner (but there shall not be a prohibition against other indebtedness that is pari passu with such indebtedness) and the amount of the indebtedness outstanding is at all times at least equal to one hundred fifty percent (150%) of the aggregate amount of the guarantees provided with respect to such indebtedness; or
(iii) Any other indebtedness approved by Thomas (or his designee or legal representative) in his sole and absolute discretion.
In addition, debt which satisfies requirement (i) or (ii) above (but not requirement (iii) above) will not be Qualifying Debt if and when either of the following occurs: (a) there are other guarantees with respect to the same indebtedness that are prior to (i.e., with less economic risk) the Guarantee Opportunity provided to the Thomas Investor pursuant hereto; or (b) there are other guarantees with respect to the same indebtedness that are pari passu with the Guarantee Opportunity provided to the Thomas Investor pursuant hereto and the amount of all such guarantees (including the Thomas Investor’s obligation under its Guarantee Agreement) exceed seventy-five percent (75%) of the fair market value of the real estate which is security for such indebtedness measured at the time any such guarantee is first effective (as determined by the Operating Partnership in its reasonable judgment).
Notwithstanding the foregoing, there shall be no prohibition on guarantees of other portions of Qualifying Debt, and the above limitations shall not apply with respect to any guarantee of such debt by Parkway, provided that the Thomas Investor is offered the opportunity to enter into an agreement with Parkway providing that the Thomas Investor will indemnify Parkway from certain losses associated with such debt on terms which are similar to those set forth in the Thomas Investor’s Guarantee Agreement with respect to the debt of the Operating Partnership or one or more of the Property Owners.

“San Felipe Plaza” means that certain project located at 5847 San Felipe, Houston, Texas commonly known as “San Felipe Plaza”.
“San Felipe Plaza Owner” means TPG-San Felipe Plaza, L.P., a Delaware limited partnership.

2.	Replacement of Original Tax Protection Agreement.
This Agreement supersedes and replaces the Original Tax Protection Agreement, which shall be without any further force or effect (except for the limited purpose of certain terms and provisions being included herein by cross-reference to the Original Tax Protection Agreement).

3.	Availability of Contribution Opportunities.

3.1    During the Protected Period, the Operating Partnership shall use commercially reasonable efforts to make available to the Thomas Investors the opportunity (a “Contribution Opportunity”) to make a guarantee of Qualifying Debt of the Operating Partnership or one or more Property Owners pursuant to a Guarantee Agreement an amount at least equal to the Guarantee Amount for such Thomas Investor; provided that if the Operating Partnership or one or more of the Property Owners, in the sole discretion of the Operating Partnership, has Qualifying Debt after the end of the Protected Period (without any obligation whatsoever on the part of the Operating Partnership or any Property Owner to maintain or have any such Qualifying Debt after the end of the Protected Period), then each Thomas Investor will continue to have the Guarantee Opportunity after the Protected Period to the extent of such Qualifying Debt. Each Thomas Investor may provide its Guarantee Agreement provided such agreement shall not expand such Thomas Investor’s rights hereunder and shall be subject to the reasonable comments and approval of the Operating Partnership. During the Protected Period, if Guaranteed Debt is to be repaid and, to the extent that immediately after such repayment, the outstanding amount of such Guaranteed Debt would be less than the Guarantee Amount with respect to such Guaranteed Debt, the Operating Partnership shall use commercially reasonable efforts to provide to each Thomas Investor a new Guarantee Opportunity with respect to Qualifying Debt in an amount equal to the Guaranteed Debt being repaid. In the event that the Partnership is required to use commercially reasonable efforts to offer a Guarantee Opportunity pursuant to this Section 3.1, the Operating Partnership will provide each Thomas Investor notice of the type, amount and other relevant attributes of the Qualifying Debt with respect to which the Guarantee Opportunity is offered at least ten (10) business days, to the extent reasonably practicable, but in no event less than five (5) business days prior to, the earlier of the closing of the incurrence of such debt and the scheduled repayment of the existing Guaranteed Debt. In the event that the Operating Partnership or a related party repurchases outstanding Guaranteed Debt, whether or not such debt is retired, the repurchase thereof shall be treated as a repayment of the Guaranteed Debt for purposes of this Section 3.

3.2    Each Thomas Investor acknowledges that each of the other Thomas Investors has the right to guarantee debt of the Operating Partnership on terms which are similar to the terms set forth in this Agreement. The Operating Partnership shall use commercially reasonable efforts to offer each Guarantee Opportunity to the Thomas Investors on a pro rata basis, based on the proportion of each Thomas Investor’s Guarantee Amount to the aggregate Guarantee Amounts of all Thomas Investors, unless the Thomas Investors agree to accept Guarantee Opportunities on other than a pro rata basis.

3.3    The Operating Partnership agrees to file its tax returns and to cause each such Property Owner to file its tax returns taking the position that the Guaranteed Debt is allocable to each Thomas Investor pursuant to its Guarantee Agreement with respect to such debt for purposes of Section 752 of the Internal Revenue Code of 1986, as amended (the “Code”), absent a determination to the contrary by the Internal

Revenue Service or a change in applicable law with respect thereto. However, none of Parkway (including as successor to TPGI), the Operating Partnership, TPG LP, or any Property Owner makes any representation or warranty to a Thomas Investor that any Guarantee Agreement entered into pursuant to this Section 3 shall be respected for federal income tax purposes so as to enable such Thomas Investor to be considered to bear the “economic risk of loss” with respect to the indebtedness thereby for which such Thomas Investor is responsible under its Guarantee Agreement for purposes of either Section 752 or Section 465 of the Code.

3.4    The Operating Partnership shall not be obligated to undertake efforts to maintain any level of indebtedness in excess of the amounts specifically required to meet the obligations set forth above in this Section 3.

4.Other Agreements Regarding Tax Matters.

4.1    Each Thomas Investor acknowledges and agrees that none of Parkway, TPGI, the Operating Partnership, TPG LP, any Property Owner, Thomas or his or any of their heirs, estate or successors and assigns shall have any duty or obligation to any such Thomas Investor (and none of Parkway, the Operating Partnership, TPG LP, any Property Owner shall have any duty or obligation to Thomas) with respect to any decision made or action taken by any of the Thomas Investors under this Agreement, including, without limitation, accepting indebtedness as “Qualifying Debt,” or any other matter. Each of Thomas and the other Thomas Investors further acknowledges that it shall not have any claim against any of Parkway (including as successor to TPGI), the Operating Partnership, TPG LP, any Property Owner, (or, in the case of a Thomas Investor other than Thomas, Thomas), or his or any of their heirs, estate or successors and assigns for any adverse tax consequences suffered by such Thomas Investor as a result of any action taken by Thomas or any of his heirs, estate or other successors by operation of law under this Agreement.

4.2    The Thomas Investors acknowledge that none of Parkway (including as successor to TPGI), the Operating Partnership, TPG LP, and/or any Property Owner has made any representations, warranties or assurances concerning tax consequences of any kind, including of any Guarantee Agreement or this Agreement, and each of the Thomas Investors have consulted their own tax advisors and are not relying upon any representations, warranties or assurances of Parkway (including as successor to TPGI), the Operating Partnership, TPG LP, and/or any Property Owner in this regard.

4.2.1    The Thomas Investors shall indemnify and hold harmless Parkway, (including as successor to TPGI), the Operating Partnership, TPG LP, and the Property Owners from and against any “Losses” (as defined in Section 3.4 of the Contribution Agreement) arising out of or relating to, asserted against, imposed upon or incurred by any of them as a result of any Guarantee Agreement or other action or transaction contemplated by this Agreement, including without limitation such “Losses” arising as a result of any tax audit or other proceeding instituted by the Internal Revenue Service or any other tax authority.

4.2.2    The rights and remedies of Thomas for a breach or violation of the covenants set forth in Section 3 shall include a claim for damages incurred by him (including, without limitation, incidental and indirect damages, and direct and indirect adverse tax consequences, whether foreseeable or not, and including “Losses” as defined in Section 3.4 of the Contribution Agreement) against the Operating Partnership or any successor to the Operating Partnership. All such damages shall be subject to indemnification by the Operating Partnership pursuant to the provisions of Section 3.4 of the Contribution Agreement. Any claim, dispute, or controversy arising out of, or in connection with, or in relation to the interpretation, performance, or breach of this Agreement shall be subject to the provisions of Section 7.1 of the Contribution Agreement. The Operating Partnership shall have no liability to any other “Person” (as defined in the Contribution Agreement) besides Thomas under Section 3 and this Section 4.

4.2.    The Operating Partnership acknowledges that any breach or violation by it of its obligations under this Agreement would cause substantial harm to Thomas, and the Operating Partnership agrees that any calculation of damages payable to Thomas based solely on the time value of money would not adequately compensate Thomas for the harm caused by any breach by the Operating Partnership of its obligations pursuant to Section 3 and any calculation of damages payable to Thomas shall be made without regard to the time value of money or the time period remaining in the Protected Period at the time of such breach or violation by the Operating Partnership. In addition, for purposes of determining any damages payable by the Operating Partnership or a successor to the Operating Partnership to Thomas pursuant to Section 3 and this Section 4, the tax effect on Thomas of any breach or violation of this Agreement by the Operating Partnership shall be considered.

4.2.4    Rights relating to any claim or dispute arising out of, or in connection with, or in relation to the interpretation of, performance, or breach of this Agreement shall be subject be governed by the provisions of the Original Tax Protection (including by reference to the Contribution Agreement).

4.3    The Thomas Investors and the Operating Partnership agree that allocations under Section 704(c) of the Code for properties of TPG LP treated as being contributed to the Operating Partnership pursuant to the “Partnership Merger” (as defined in the Merger Agreement) for periods after the date hereof shall be made utilizing the “traditional method without curative allocations,” as described in Treasury Regulation Section 1.704-3(b).

4.4    The Thomas Investors and TPG LP are parties to a “Contribution Agreement” (CITYWEST III & IV) dated as of December 19, 2013, entered into in connection with that loan in the principal amount of Ninety-Five Million Dollars ($95,000,000) (the “Loan”) pursuant to that certain Promissory Note and that certain Deed of Trust and Security Agreement dated as of October 7, 2010 by CityWest 3&4 Owner for the benefit of The Northwestern Mutual Life Insurance Company, a Wisconsin corporation (“Lender”), secured by, among other collateral, a first deed of trust lien on CityWest 3&4 (the “Existing Guarantee Agreement”). The obligations of TPG LP under the Existing Guarantee Agreement have been assigned to and assumed by the Operating Partnership concurrently herewith, and such assignment and assumption has been acknowledged and agreed to by Thomas and the Thomas Investors, pursuant to an Assignment and Assumption Agreement dated the date hereof. The Existing Guarantee Agreement provides, for the benefit of the Lender, that in the event of a default under the Loan, subject to the limitations and terms and conditions set forth in the Existing Guarantee Agreement, the Thomas Investors will contribute cash to the Operating Partnership to be used to repay any outstanding “Shortfall Amount” (as defined in the Existing Guarantee Agreement). During the Protected Period, so long as (i) the Operating Partnership directly or indirectly owns any of the Houston Properties, and (ii) one or more mortgage loans are secured by any of the Houston Properties, then the Operating Partnership shall use commercially reasonable efforts to make available to Thomas Investors a Guarantee Opportunity with respect to such mortgage loans, in an aggregate amount up to the aggregate of the Guaranty Amounts, as elected by the Thomas Investors in their discretion. The Thomas Investors will notify Parkway and the Operating Partnership of their election as to which of these mortgage loan(s) the Thomas Investors elect to provide such guarantees. Any Guarantee Agreement entered into pursuant to this Section 4.4 shall be deemed to be a guarantee of Qualifying Debt entered into accordance with Section 3 of this Agreement. If, for any reason, the mortgage loans on one or more Houston Properties are no longer available to the Thomas Investors to provide a guaranty up to the their respective Guarantee Amount, then the provisions of this Agreement shall govern with respect to the obligation of the Operating Partnership to provide Qualifying Debt for such purpose. The Thomas Investors agree and acknowledge that the Loan constitutes Qualifying Debt and Guaranteed Debt for purposes of this Agreement, and acknowledge that the Existing Guarantee Agreement, as assigned to and assumed by the Operating Partnership, currently satisfies the Operating Partnership’s obligations under Section 3 of this Agreement.

5.     Miscellaneous.

5.1    This Agreement (and the legal relations between the parties hereto) shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to its principles of conflicts of law.

5.2    This Agreement constitutes the entire agreement among the Operating Partnership, Thomas and the Thomas Investors pertaining to the subject matter hereof and supersedes all prior agreements, understandings, letters of intent, negotiations and discussions, whether oral or written, of the parties pertaining to the subject matter hereof, and there are no warranties, representations or other agreements, express or implied, made to any party by any other party pertaining to the subject matter hereof except as specifically set forth herein.

5.3    No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby.

5.4    Any notice, request, claim, demand and other communications hereunder shall be in writing, shall be deemed to have been given (i) upon confirmation of successful transmission if sent by facsimile transmission or e-mail of a pdf attachment (provided that any notice received by facsimile or e-mail on any Business Day after 5:00 p.m. (Eastern time) shall be deemed to have been received at 9:00 a.m. (Eastern time) on the next Business Day), or (ii) upon receipt by the receiving party if sent by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), and shall be addressed as follows (or at such other address for a party as shall be specified in a notice given in accordance with this Section 5.4):

If to the Operating Partnership:
Parkway Properties LP
390 N. Orlando Avenue, Suite 2400
Orlando, Florida 32801
Phone: 407-650-0379
Fax: 407-650-0579
Attention: Jeremy Dorsett, Executive Vice President and General Counsel
E-Mail : jdorsett@pky.com
with a copy (which shall not constitute notice) to:
Hogan Lovells US LLP
555 13th Street NW
Washington, DC 20004
Phone: 202-637-5600

Fax: 202-637-5910
Attention: David Bonser, Esq.;
Bruce Gilchirst, Esq.
E-Mail : david.bonser@hoganlovells.com
bruce.gilchrist@hoganlovells.com
If to the Thomas Investors and/or Thomas:
James A. Thomas
230 N. Cliffwood
Los Angeles, California 90049
with a copy to:
Gilchrist & Rutter Professional Corporation
1299 Ocean Avenue, Suite 900
Santa Monica, California 90401
Attention: Jonathan S. Gross, Esq.
E-Mail: jgross@gilchristrutter.com
5.5    All of the rights, benefits, duties, obligations and liabilities of the parties shall inure to the benefit of, and be binding upon, their respective successors and permitted assigns. Except as specifically set forth herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person, other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement.

5.6    In the event that the date for the performance of any covenant or obligation under this Agreement shall fall on a Saturday, Sunday or legal holiday, the date for performance thereof shall be extended to the next business day.

5.7    Any provision or part of this Agreement which is invalid or unenforceable in any situation in any jurisdiction shall, as to such situation and such jurisdiction, be ineffective only to the extent of such invalidity and shall not affect the enforceability of the remaining provisions hereof or the validity or enforceability of any such provision in any other situation or in any other jurisdiction.

5.8    This Agreement may be executed in as many counterparts as may be deemed necessary and convenient, and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same instrument.
[signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.
PARKWAY PROPERTIES LP,
a Delaware limited partnership

By:    PARKWAY PROPERTIES
GENERAL PARTNERS, INC.,

By:     /s/ David O’Reilly
Name:     David O’Reilly

Title:	Executive Vice President, Chief Financial Officer and Chief Investment Officer
By:     /s/ Jeremy R. Dorsett
Name:     Jeremy R. Dorsett

Title:	Executive Vice President, General Counsel and Secretary

/s/ James A. Thomas
James A. Thomas, Individually and in his capacity as the Trustee of the Lumbee Clan Trust

THOMAS INVESTORS:

THOMAS MASTER INVESTMENTS, LLC

By:     THOMAS PARTNERS, INC.,
its Managing Member

/s/ James A. Thomas
By:     James A. Thomas
Title:     President

MAGUIRE THOMAS PARTNERS - PHILADELPHIA, LTD.

By:     THOMAS PARTNERS, INC.,
its General Partner

/s/ James A. Thomas

By:	James A. Thomas

Title:	President

MAGUIRE THOMAS PARTNERS - COMMERCE SQUARE II, LTD.

By:     THOMAS DEVELOPMENT PARTNERS-
PHASE II, INC.,
its General Partner

/s/ James A. Thomas
By:     James A. Thomas
Title:     President

Exhibit A (Guarantee Amounts)

Thomas Master Investments, LLC                    $4,828,200.00

Maguire/Thomas Partners-Philadelphia, Ltd.                $17,085,900.00

Maguire Thomas Partners-Commerce Square, Ltd.            $17,085,900.00

Exhibit B (Existing Guarantee Agreement)

[ATTACHED]